UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 6, 2005

AMDL, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-27689	33-0413161
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California		92780
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714-505-4461

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

On June 6, 2005, AMDL received notification from its consultant, Diagnostic Oncology Clinical Research Organization, Inc. (DOCRO) that DOCRO had received a letter from the United States Food and Drug Administration (FDA) regarding AMDL's application for premarket approval under Section 510(k) of the Federal Food, Drug and Cosmetic Act. The FDA's letter identified several areas of concern related to AMDL's recent submission. The FDA letter also indicated that AMDL's test was not substantially equivalent to existing devices, but AMDL believes that because AMDL has applied for approval of DR-70(R) as an adjunctive test to be used in conjunction with CEA (carcinoembryonic antigen) in monitoring colorectal cancer, substantial equivalence does not apply. AMDL has previously submitted data showing that there is a significant positive gain in sensitivity of 24% for monitoring the progression of the clinical disease status in previously diagnosed colorectal cancer patients as compared to using the CEA test by itself. The CEA test has sensitivity that varies from 40 to 70 percent, according to published literature.

DOCRO is in the process of setting up a meeting with representatives of AMDL and the FDA to discuss the FDA's specific concerns which are necessary to grant marketing approval. After the meeting is held, AMDL will have a clearer understanding of the FDA's concerns to further the approval process. At this time, AMDL can provide no assurances as to (i) the timing or outcome of the meeting with the FDA, (ii) whether 510(k) marketing approval will be available for DR-70(R) when used as an adjunct to CEA, (iii) if available, whether such approval will be ultimately obtained from the FDA, or (iv) the timing thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMDL, Inc.

June 8, 2005	By:	Gary L. Dreher

Name: Gary L. Dreher
Title: President & CEO